                                                                   EXHIBIT 10.32

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                                      among

                               NEON SYSTEMS, INC.,
                            SCALABLE SOFTWARE, INC.,
                                   AND CERTAIN
                     STOCKHOLDERS OF SCALABLE SOFTWARE, INC.

                                  June 26, 2002

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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
                                   ARTICLE I
                                  Definitions

                                   ARTICLE II
                                     Option

   2.1    Grant of Option ............................................       6
   2.2    Consideration for Grant of Option ..........................       6
   2.3    Option Term ................................................       6
   2.4    Exercise of Option .........................................       7
   2.5    Exercise Events ............................................       7
   2.6    Effect of Exercise of Option ...............................       8
   2.7    Right of First Refusal With Respect to Scalable Software
           Financings.................................................       8

                                   ARTICLE III
                        Closing and Post Closing Matters

   3.1    The Merger .................................................       8
   3.2    Merger Consideration .......................................       9
   3.3    Dissenting Shares ..........................................      11
   3.4    Documents ..................................................      11
   3.5    Scalable Software Options ..................................      11
   3.6    Scalable Software Warrants .................................      12

                                   ARTICLE IV
                     Certain Representations and Warranties
                              of Scalable Software

   4.1    Authority, Etc .............................................      13
   4.2    Organization, Etc ..........................................      13
   4.3    Capitalization .............................................      13
   4.4    Subsidiaries ...............................................      14
   4.5    No Violation ...............................................      14
   4.6    Approvals ..................................................      14
   4.7    Financial Statements; Absence of Certain Changes ...........      14
   4.8    Corporate Action; Charter Documents ........................      16
   4.9    Litigation .................................................      16
   4.10   Compliance with Laws; Environmental Matters ................      16
   4.11   Title to Tangible Property .................................      17
   4.12   Intellectual Property ......................................      17
   4.13   Adequacy of Technical Documentation ........................      20
   4.14   Software Contracts .........................................      20
   4.15   Contracts ..................................................      20
   4.16   Employee and Labor Matters and Plans .......................      21
   4.17   Insurance Policies .........................................      23
   4.18   No Undisclosed Indemnification Liabilities .................      23


                                       I

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   4.19   Brokerage Fees .............................................      23
   4.20   Miscellaneous Other Information ............................      23
   4.21   No Illegal or Improper Transactions ........................      24
   4.22   Product Liability ..........................................      24
   4.23   Transactions with Related Parties ..........................      24
   4.24   Investment Company .........................................      24
   4.25   Inapplicability of Certain Statutes ........................      24
   4.26   No Misleading Statements ...................................      24


                                   ARTICLE V
                                  Tax Matters

    5.1    Scalable Software Representations Regarding Taxes .........      25
    5.2    NEON Systems Representations Regarding Taxes ..............      26

                                   ARTICLE VI
                         Representations and Warranties
                                 of NEON Systems

    6.1    Organization, Etc .........................................      27
    6.2    Authority, Etc ............................................      27
    6.3    Brokerage Fees ............................................      27
    6.4    No Violation ..............................................      28
    6.5    Approvals .................................................      28
    6.6    SEC Documents .............................................      28
    6.7    Capitalization ............................................      28
    6.8    Financial Statements; Absence of Certain Changes ..........      29
    6.9    No Litigation .............................................      29

                                   ARTICLE VII
                     Certain Covenants of Scalable Software

    7.1    Access to Records .........................................      29
    7.2    Litigation and Claims .....................................      29
    7.3    Notice of Material Adverse Changes ........................      29
    7.4    Scalable Software Recapitalization ........................      30
    7.5    Principal Stockholders' Voting Agreements .................      30

                                  ARTICLE VIII
                    Conduct of Business by Scalable Software

    8.1    Ordinary Course ...........................................      30
    8.2    Dividends; Changes in Stock ...............................      30
    8.3    Issuance of Securities ....................................      30
    8.4    Governing Documents; Inconsistent Agreements ..............      30
    8.5    Indebtedness ..............................................      31
    8.6    Employees; Employee Contracts and Benefit Plans ...........      31
    8.7    Prohibited Dispositions ...................................      31
    8.8    Lines of Business and Capital Expenditures ................      31
    8.9    Accounting Methods, Etc ...................................      32
    8.10   Software Programs .........................................      32
    8.11   Related Party Transactions ................................      32


                                       II

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                                   ARTICLE IX
                                Mutual Covenants

    9.1    Regulatory Filing; Consents; Reasonable Efforts ...........      32
    9.2    NEON Stockholders' Meeting; Proxy Statement ...............      33
    9.3    Tax Treatment .............................................      33
    9.4    Further Assurances ........................................      33
    9.5    Satisfaction of Conditions Precedent ......................      34
    9.6    401(k) Plan Benefits ......................................      34

                                    ARTICLE X
                            Conditions of the Closing

   10.1    Conditions to All Parties' Obligations ....................      34
   10.2    Conditions to the Obligations of NEON Systems to Close ....      35
   10.3    Conditions to the Obligations of Scalable Software to Close      35

                                   ARTICLE XI
                                   Termination

   11.1    Termination ...............................................      36
   11.2    Effect of Termination .....................................      36

                                   ARTICLE XII
                    Survival of Representations, Warranties,
                            Covenants and Agreements

                                  ARTICLE XIII
   Indemnification by Scalable Software and the Scalable Software Stockholders

   13.1    Indemnification by Scalable Software and the
           Scalable Software Stockholders ............................      37
   13.2    Procedures for Indemnification ............................      37
   13.3    Third Party Claims ........................................      38
   13.4    Subrogation ...............................................      40
   13.5    Escrow Representative .....................................      40
   13.6    Remedies Partially Exclusive ..............................      41
   13.7    Arbitration ...............................................      41

                                   ARTICLE XIV
                         Indemnification by NEON Systems

   14.1    Indemnification by NEON Systems ...........................      42

                                   ARTICLE XV
                               General Provisions

   15.1    Taking of Necessary Action ................................      43
   15.2    Assignment ................................................      43
   15.3    Entire Agreement; Third Party Beneficiaries ...............      43
   15.4    Announcements .............................................      44
   15.5    Notices ...................................................      44
   15.6    Counterparts ..............................................      44
   15.7    Governing Law; Interpretation; Section Headings ...........      44
   15.8    Expenses ..................................................      45


                                       III

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   15.9    Waivers; Amendments .......................................      45
   15.10   Severability ..............................................      45



Exhibit A - Form of Escrow Agreement
Exhibit B - The Escrow Stockholders
Exhibit C - Form of Stockholder Letter
Exhibit D - Form of Registration Rights Agreement


                                       IV

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of June ___, 2002 ("Agreement"), is among NEON Systems, Inc., a Delaware corporation ("NEON Systems"), Scalable Software, Inc., a Delaware corporation ("Scalable Software") and the persons whose names are set forth on the signature pages hereto under the heading "Principal Stockholders" (the "Principal Stockholders").

                              W I T N E S S E T H:

     WHEREAS, the parties hereto have agreed that in certain circumstances as provided in this Agreement, NEON Systems will have the right and option to effect a combination of Scalable Software and NEON Systems through a merger (the "Merger") of Scalable Software with and into NEON Systems, with NEON Systems to continue as the surviving corporation, upon the terms and conditions set forth in this Agreement; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties, covenants and agreements made by each to the other in connection with the transactions described in this Agreement, including certain additional agreements related to the transactions contemplated hereby; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I
                                   Definitions

     (a) The following terms shall have the following respective meanings for all purposes of this Agreement:

     "AAA Rules" shall have the meaning set forth in Section 13.7.

     "Acquisition Proposal" shall mean any offer or proposal for a merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving Scalable Software.

     "Affiliate" or "affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

     "Agreement" shall mean this Agreement and Plan of Merger, as it may be from time to time amended.

     "Approved Budget" shall have the meaning set forth in Section 8.7.

     "Charter Documents" of any corporation shall mean the certificate or articles of incorporation and bylaws of such corporation.

     "Closing" shall have the meaning set forth in Section 3.1.


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     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the United States Securities and Exchange
Commission.

     "Confidentiality Agreement" shall have the meaning set forth in Section
7.1.

     "Covered Parties" shall have the meaning set forth in Section 14.1.

     "Disclosure Schedule" means the Disclosure Schedule provided for under this Agreement.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Dissenting Shares" shall have the meaning set forth in Section 3.3.

     "Effective Date" shall have the meaning set forth in Section 3.1.

     "EPA" shall mean the United States Environmental Protection Agency.

     "Equivalent Securities" shall mean: if, as a result of any merger, consolidation or other business combination by NEON Systems with one or more other persons, or as a result of any sale of all or substantially all the property and assets of NEON Systems to one or more other persons or any exchange offer or share exchange, consideration consisting of equity securities (other than common equity securities of NEON Systems) is distributed to holders of NEON Systems Common Stock for all or substantially all their equity interest in NEON Systems, the same securities as would be payable for the Merger Consideration as if the Merger Consideration was outstanding on the relevant date.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" shall mean the Escrow Agreement between NEON Systems, the Escrow Representative and J.P. Morgan Chase Bank, dated as of the Closing Date, a form of which is attached to this Agreement as Exhibit A.

     "Escrow Representative" shall mean Michael Cerny.

     "Escrow Stock" shall have the meaning set forth in Section 3.2.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Ratio" shall mean, subject to adjustment pursuant to Sections 2.5(b) and 3.2, the quotient of (i) the Scalable Software Outstanding Equity Value, divided by (ii) the number of Scalable Software Outstanding Common Equivalents.

     "Exercise Notice" shall have the meaning set forth in Section 3.4.

     "GAAP" shall mean generally accepted accounting principles.


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     "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality.

     "Indemnification Claim" shall have the meaning set forth in Section 13.1.

     "Indemnified Liabilities" shall have the meaning set forth in Section 14.1.

     "Indemnitee" shall have the meaning set forth in Section 13.1.

     "Indemnitor" shall have the meaning set forth in Section 13.1.

     "IRS" shall mean the United States Internal Revenue Service.

     "Losses" shall include all claims, liabilities, demands, losses, damages, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses).

     "Merger" shall have the meaning set forth in the Recitals of this Agreement.

     "Merger Consideration" shall have the meaning set forth in Section 3.2.

     "NEON Entity" means NEON Systems or any of its subsidiaries.

     "NEON Financial Statements" shall have the meaning set forth in Section
6.8.

     "NEON Systems" shall mean NEON Systems, Inc., a Delaware corporation.

     "NEON Systems Common Stock" shall mean the common stock, $.01 par value per share, of NEON Systems.

     "NEON Systems Shares" shall have the meaning set forth in Section 3.2.

     "NEON Systems Stockholders Meeting" shall have the meaning set forth in
Section 9.2.

     "Notice Date" shall have the meaning set forth in Section 2.4

     "Option" shall mean the option granted by Scalable Software to NEON Systems under the terms and conditions set forth in this Agreement.

     "Option Term" shall have the meaning set forth in Section 2.3.

     "Person" shall mean an individual, a corporation, a company, a partnership, a joint venture, an association, a joint stock company, a trust, an unincorporated organization, a government or any agency or political subdivision thereof.

     "Plan" or "plans" shall have the meanings set forth in Section 4.16(b).

     "Principal Stockholder" shall mean any of Louis R. Woodhill, James R. Woodhill, John J. Moores, JMI, Inc., JMI Equity Fund IV, L.P., JMI Equity Fund IV (Al), L.P., JMI Euro Equity Fund IV, L.P., and JMI Equity Side Fund, L.P.


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     "Proceeding" shall have the meaning set forth in Section 14.1.

     "Proxy Statement" shall have the meaning set forth in Section 9.2.

     "Representative Indemnifying Party" shall have the meaning set forth in
Section 13.5.

     "Required Vote" shall mean the approval of this Agreement and the transactions contemplated hereby at a meeting of the stockholders of NEON Systems by (i) the vote required by the Nasdaq National Market or successor thereto, (ii) the Delaware General Corporation Law, (iii) the Certificate of Incorporation and Bylaws of NEON Systems and (iv) the Special Committee.

     "Scalable Software" shall mean Scalable Software, Inc., a Delaware corporation.

     "Scalable Software Common Stock" shall mean the common stock, par value $0.01 per share, of Scalable Software.

     "Scalable Software Financial Statements" shall have the meaning set forth in Section 4.7.

     "Scalable Software New Common Stock" shall mean the common stock, par value $0.001 per share, of Scalable Software.

     "Scalable Software Option Plan" shall mean the Scalable Software, Inc. 2000 Stock Option/Stock Issuance Plan.

     "Scalable Software Options" shall mean all outstanding options to purchase:
(i) Scalable Software Common Stock prior to the effectiveness of the Scalable Software Recapitalization; and (ii) Scalable Software New Common Stock from and after the effectiveness of the Scalable Software Recapitalization.

     "Scalable Software Outstanding Common Equivalents" shall mean the sum of
(i) all outstanding Scalable Software New Common Stock, plus (ii) the number of shares of Scalable Software New Common Stock issuable upon conversion or exchange of any equity security, other than the Scalable Software Options or the Scalable Software Warrants, of Scalable Software.

     "Scalable Software Outstanding Equity Value" shall mean the quotient of (i) the difference between (a) $19,404,307 plus the aggregate purchase price paid on the exercise of the Scalable Software Options and the Scalable Software Warrants prior to Closing, less (b) the amount of Scalable Software indebtedness for borrowed money in excess of $9,000,000, divided by (ii) 7.4074.

     "Scalable Software Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of Scalable Software.

     "Scalable Software Recapitalization" shall mean the reclassification, pursuant to Section 242 of the DGCL, of (i) all outstanding shares of Scalable Software Common Stock as Scalable Software New Common Stock and (ii) all outstanding shares of Scalable Software Preferred Stock as Scalable Software New Common Stock.

     "Scalable Software Warrants" shall mean all outstanding warrants to acquire: (i) Scalable Software Common Stock or Scalable Software Preferred Stock prior to the effectiveness of the


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Scalable Software Recapitalization; and (ii) Scalable Software New Common Stock
from and after the effectiveness of the Scalable Software Recapitalization.

     "SEC Documents" shall have the meaning set forth in Section 6.6.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Special Committee" shall mean the Special Committee of the Board of Directors of NEON Systems.

     "Stockholder Letter" shall mean the letter, in the form attached hereto as Exhibit C, delivered by the stockholders of Scalable Software in connection with the Merger.

     "Superior Proposal" shall mean a bona fide written Acquisition Proposal to acquire directly or indirectly all the capital stock of Scalable Software then outstanding or all or substantially all of the assets of Scalable Software that its board of directors concludes in good faith (based on, among other things, the advice of its financial advisors and counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (i) would, if consummated, be more favorable to Scalable Software's stockholders, from a financial point of view, than the Merger and
(ii) is reasonably likely to be consummated without undue delay.

     "Survival Period" shall have the meaning set forth in Article XIII.

     "Tax" or "Taxes" shall mean any tax of any kind, including, without limitation, income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other taxes and assessments and governmental charges, together with any interest, penalties, additions to tax, fines and other similar amounts, imposed by any federal, state, local or foreign governmental authority.

     "Tax Return" or "Tax Returns" shall mean all returns, declarations of estimated tax, tax reports and information returns relating to any Tax, including, any schedule or attachment thereto, and including any amendment thereof.

     "Term Loan" shall mean the loan of up to $9,000,000 granted by NEON Systems to Scalable Software, with the terms and conditions as set forth in the Term Loan Financing Documents.

     "Term Loan Financing Documents" shall mean the documentation evidencing the Term Loan from NEON Systems to Scalable Software.

     "Third Party Claim" shall have the meaning set forth in Section 13.3.

     "Trading Day" shall mean a day on which the principal national securities exchange, if any, or the Nasdaq National Market or other NASDAQ market, or any successor thereto, on which the NEON Systems Common Stock is listed or admitted to trading is open for the transaction of business.


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     "Trading Period" shall have the meaning set forth in Section 2.5.

     "Transaction Document" shall mean this Agreement, the Escrow Agreement, the Registration Rights Agreement and the Stockholder Letters.

     (b) Except as this Agreement otherwise specifies, all references herein to any statute defined or referred to herein are references to that statute or any successor statute, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

     (c) This Agreement uses the words "herein," "hereof" and "hereunder" and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Section," "Schedule" and "Exhibit" refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless it otherwise specifies.

     (d) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

     (e) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding that word, and the words "shall" and "will" are used interchangeably and have the same meaning.

     (f) The phrase "to the knowledge of Scalable Software" or phrases with similar wording, when used in this Agreement to qualify any representation or warranty Article IV contains, means the collective knowledge, after reasonable investigation, of Louis R. Woodhill, James R. Woodhill and Beth McGarry.

                                   ARTICLE II
                                     Option

     2.1 Grant of Option. Subject to the terms and conditions set forth herein, Scalable Software hereby grants to NEON Systems an irrevocable option (the "Option") to merge Scalable Software with and into NEON Systems (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL").

     2.2 Consideration for Grant of Option. In consideration of the grant of the Option, all existing bridge loans from NEON Systems to Scalable Software shall be converted into a term loan (the "Term Loan"), effective as of the date of this Agreement and with the other terms and conditions set forth in the Term Loan Financing Documents, and NEON Systems shall make available to Scalable Software additional loans aggregating $5,500,000, which may be advanced to Scalable Software in increments of $450,000 per month as described in the Term Loan Financing Documents.

     2.3 Option Term. The Option shall be exercisable at any time during a two-year term from the date of this Agreement (the "Option Term"), subject to the provisions set forth in Section 2.5. If the Option has not been exercised prior to the expiration of the Option Term, then the rights and obligations set forth in this Agreement shall expire and terminate.


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     2.4 Exercise of Option. Subject to Section 2.5, if NEON Systems intends to exercise the Option during the Option Term, it may do so only by delivery, prior to the expiration of the Option Term, of a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to Scalable Software specifying a date (as it may be extended from time to time, the "Exercise Date") not earlier than 30 days from the Notice Date for the exercise of the Option; provided, however, that NEON Systems shall have received the approval of the Special Committee prior to exercising the Option. Upon delivery of the Exercise Notice, Scalable Software may update the Disclosure Schedule. NEON Systems may exercise the Option by delivery of an additional written notice to Scalable Software on the date specified in the Exercise Notice.

     2.5 Exercise Events.

     (a) If the current price per share of the NEON Systems Common Stock on the principal national securities exchange, if any, or the Nasdaq National Market or other NASDAQ market, or any successor thereto, on which the NEON Systems Common Stock is listed or admitted to trading exceeds $10.00 for 30 consecutive Trading Days (the "Trading Period"), then within five Trading Days after the end of the Trading Period, NEON Systems must deliver to Scalable Software an Exercise Notice. If NEON Systems does not deliver an Exercise Notice within five Trading Days after the end of the Trading Period, then the rights and obligations set forth in this Agreement shall expire and terminate. The current price per share of NEON Systems Common Stock for any Trading Day will be the closing price on that day or, if no sale of NEON Systems Common Stock takes place on that day as reported by the applicable exchange or market system, the average of the closing bid and asked prices on that Trading Day as so reported.

     (b) If, prior to the exercise of the Option, Scalable Software receives a bona fide Acquisition Proposal that is not subject to any conditions (other than the condition that Scalable Software's obligations pursuant to this Agreement have been terminated) that the Board of Directors of Scalable Software has determined to accept subject to Scalable Software's obligations under this Agreement, then Scalable Software shall deliver a written notice to NEON Systems. The written notice shall set forth the name and address of the prospective acquiror and the per share purchase price offered by the prospective acquiror. NEON Systems shall have 30 days after receipt of written notice that the Board of Directors of Scalable Software has made such a determination to elect to exercise the Option. NEON Systems shall have the choice, in its sole discretion, to elect to exercise the Option at the same price as set forth in the Acquisition Proposal. If NEON Systems does not deliver an Exercise Notice to Scalable Software within 30 days after the date of receipt of the written notice from Scalable Software, then the rights and obligations set forth in this Agreement shall expire and terminate.

     For purposes of Section 2.5(a): (i) the current price per share will be adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like, (ii) references to the NEON Systems Common Stock at any time also refer to any Equivalent Security theretofore issued, directly or indirectly, in respect of the NEON Systems Common Stock then outstanding and
(iii) in the case of any Equivalent Security, the price per share thereof will be equitably adjusted to reflect the exchange or other action by means of which that Equivalent Security was exchanged, directly or indirectly, for NEON Systems Common Stock.


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     For purposes of Section 2.5(b), "conditions" do not include customary closing conditions that Scalable Software has the right, power and ability to satisfy.

     2.6 Effect of Exercise of Option. Upon the exercise of the Option as provided in this Article II, the parties shall proceed with the Merger in accordance with Article III of this Agreement.

     2.7 Right of First Refusal With Respect to Scalable Software Financings. If, during the Option Term, Scalable Software receives a bona fide offer from a third party for a financing of Scalable Software that the Board of Directors of Scalable Software has determined to accept subject to Scalable Software's obligations under this Agreement, then Scalable Software shall deliver a written notice to NEON Systems. The written notice shall set forth the name and address of the entity proposing the financing, as well as the terms of the financing. NEON Systems shall have 30 days after receipt of the written notice that the Board of Directors of Scalable Software has made such a determination to provide financing to Scalable Software on the equal terms to the proposed financing from the third party. If NEON Systems does not provide financing on equal terms to Scalable Software within the 30-day period following receipt of the notice, Scalable Software may accept the terms of the third party financing. This provision shall not apply to financing obtained by means of the exercise of options and warrants outstanding as of the date hereof or hereafter issued consistent with the provisions of this Agreement.

                                  ARTICLE III
                        Closing and Post Closing Matters

     Upon the exercise of the Option as provided in Article II, the provisions of this Article III shall become effective and binding on the parties hereto; prior to such exercise, the provisions of this Article III shall have no force or effect.

     3.1 The Merger.

     (a) In reliance upon the representations, warranties, covenants and agreements of the parties set forth herein and upon the terms and subject to the conditions of this Agreement, at the Closing, Scalable Software shall be merged with and into NEON Systems in accordance with the DGCL, whereupon the separate existence of Scalable Software shall cease, and NEON Systems shall be the surviving corporation and, as such, will, all with the effect the DGCL provides, possess all the properties and rights, and be subject to all the restrictions and duties, of Scalable Software and NEON Systems and be governed by the laws of the State of Delaware.

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, NEON Systems shall (i) file a certificate of merger with the Secretary of State of the State of Delaware which contains the information the DGCL requires to effect the Merger and (ii) make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the date stamped by the Secretary of State of Delaware upon that certificate of merger (such date is referred to as the "Effective Date"). On the Effective Date, by virtue of the Merger and without any action on the part of the holders of capital stock of Scalable Software or NEON Systems: (i) each share of capital stock of Scalable Software which is issued and outstanding immediately prior to the Effective Date and owned by Scalable Software shall automatically


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

be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and (ii) each share of Scalable Software New Common Stock which is issued and outstanding immediately prior to the Effective Date, other than shares to be canceled pursuant to the preceding clause (i), shall convert into the right to receive the Merger Consideration payable to the holder thereof pursuant to Section 3.2.

     (c) The certificate of incorporation and bylaws of NEON Systems, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the certificate of incorporation and bylaws of NEON Systems, as the surviving corporation in the Merger, until duly amended in accordance with their terms and applicable law.

     (d) The directors and officers of NEON Systems from and after the Effective Date and until the earlier to occur of their death, removal, resignation or retirement or the due election or appointment of their successors will be as set forth on Section 3.1 of the Disclosure Schedule.

     (e) The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Code. Each party agrees that it will not take or assert any position on any tax return, report or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code. The provisions and representations contained or referred to in this Section 3.1(e) shall survive until the expiration of the applicable statute of limitations.

     (f) Subject to the closing conditions set forth herein, the closing under this Agreement (the "Closing") will take place as soon as practicable following satisfaction or waiver by the applicable party of all conditions to Closing set forth in Article X (the "Closing Date"), at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin Street, Houston, unless a different date or place is agreed to in writing by the parties to this Agreement.

     3.2 Merger Consideration.

     (a) At the Effective Date, subject to the terms and conditions set forth in this Agreement, including without limitation thereto the conditions to Closing set forth in Article X hereof, each issued and outstanding share of Scalable Software New Common Stock shall automatically be canceled and extinguished and converted, without any action on the part of the holders thereof, into the right to receive, subject to the terms and conditions of the Escrow Agreement and upon the surrender of the certificate evidencing such share, a fraction of a fully paid nonassessable share of issued and outstanding NEON Systems Common Stock equal to the Exchange Ratio, which shall be appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like that are effected with respect to the Scalable Software New Common Stock or the NEON Systems Common Stock after the date of this Agreement and prior to the Effective Date. The shares of NEON Systems Common Stock to be issued in connection with the Merger are hereinafter referred to as the "NEON Systems Shares" or the "Merger Consideration." No fractional NEON Systems Shares shall be issued in the Merger. To the extent the application of the Exchange Ratio would result in a fractional number of NEON Systems Shares being issued to a holder of Scalable Software New Common Stock in the Merger, the number of NEON

Systems Shares issuable in the Merger shall be rounded down to the next whole number. For purposes of determining whether a fractional share otherwise would be issuable, the total number of NEON Systems Shares issuable to any former holder of Scalable Software New Common Stock shall be determined on the basis of the total number of shares of Scalable Software New Common Stock which were registered in the name of that holder if represented by more than one stock certificate. Payment of the Merger Consideration to all stockholders of Scalable Software shall be made as set forth in Section 2.2(b); provided, however, that 10% of the whole NEON Systems Shares will be placed in escrow pursuant the Escrow Agreement.

     (b) After the Effective Date, each holder (other than holders of Dissenting Shares, as defined and to the extent provided in Section 3.3) of an outstanding certificate that prior thereto represented shares of Scalable Software New Common Stock shall be entitled, upon surrender thereof to NEON Systems, to receive in exchange therefor (i) a certificate or certificates representing the number of whole shares of NEON Systems Common Stock into which the shares so surrendered shall have been converted as described above, in such denominations and registered in such names as such holder may request, less the shares of NEON Systems Common Stock that will be issued and deposited for the account of such person as Escrow Stock (as defined below), if any. On the Effective Date, NEON Systems shall issue and deliver to J.P. Morgan Chase Bank (the "Escrow Agent") and deposit pursuant to the Escrow Agreement, for the account and future potential benefit of the Scalable Software stockholders whose names are set forth on Exhibit B (the "Escrow Stockholders") a number of shares of NEON Systems Common Stock equal to 10% of the aggregate number of NEON Systems Shares (the "Escrow Stock"). In addition to the conditions set forth in the Escrow Agreement, no Scalable Software stockholder shall be entitled to any disbursements of Escrow Stock unless and until such stockholder surrenders the certificates that prior to the Effective Date represented shares of Scalable Software New Common Stock convertible into NEON Systems Shares in accordance with the Exchange Ratio. Until surrendered, each outstanding certificate that, prior to the Effective Date, represented shares of Scalable Software New Common Stock shall be deemed from and after the Effective Date, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of NEON Systems Common Stock into which such shares shall have been converted pursuant to this Section 3.2. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of NEON Systems Common Stock, as of any time on or after the Effective Date, shall be paid to the holders of such outstanding certificates which prior to the Effective Date represented shares of Scalable Software New Common Stock; provided, however, that, upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor, the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Date with respect to the number of full shares of NEON Systems Common Stock issued to such holders.

     (c) As of the Effective Date, all shares of Scalable Software New Common Stock (other than shares to be canceled in accordance with Section 3.1) issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of any such shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration upon surrender of the certificate representing such shares in accordance with this
Section 3.2, and until so surrendered, each such certificate shall represent for all purposes only the right to receive the Merger Consideration.

     3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Scalable Software New Common Stock ("Dissenting Shares") that are held by stockholders who have not consented in writing pursuant to
Section 228 of the DGCL to the Merger and the adoption of this Agreement and who, within 20 days after the mailing of the notice informing such stockholders of their appraisal rights, have delivered to the surviving corporation a written notice of their intention to dissent from approval of the Merger and the Agreement and obtain payment for their shares, and who have delivered to the surviving corporation a written demand for payment of the fair value of such shares and deposited certificates representing such shares, each in the manner provided in Section 262 of the DGCL, shall not be converted into the right to receive, or be exchangeable for the Merger Consideration set forth in Section
3.2 hereof, but shall instead entitle the holders thereof to payment of the fair value of such shares as determined by the surviving corporation, with interest if any has accrued, as determined in accordance with Section 262 of the DGCL, which fair value may be challenged by such stockholder by a timely demand for an appraisal as provided in Section 262 of the DGCL.

     3.4 Documents. On the Closing Date, NEON Systems, Scalable Software and each of the Principal Stockholders shall execute and deliver all appropriate documents and instruments to effectuate the transactions as set forth in this Agreement and the other Transaction Documents.

     3.5 Scalable Software Options.

     (a) At the Effective Date, automatically and without any action on the part of the holder thereof, each Scalable Software Option (whether or not then exercisable) granted under the Scalable Software Option Plan, which remains as of such time unexercised in whole or in part, shall be assumed by NEON Systems and become an option (an "Assumed Option") to purchase that number of shares of NEON Systems Common Stock obtained by multiplying the number of shares of Scalable Software New Common Stock issuable upon the exercise of such Scalable Software Option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such Scalable Software Option divided by the Exchange Ratio. If the foregoing calculation results in an Assumed Option being exercisable for a fraction of a share of NEON Systems Common Stock, the number of shares of NEON Systems Common Stock subject to such Assumed Option shall be rounded down to the nearest whole number of shares, and the total exercise price for such Assumed Option shall be reduced by the exercise price of the fractional share. The Assumed Option (i) shall provide the optionee with the same vesting and other rights that he had under the Scalable Software Option before such assumption and (ii) shall not give the optionee additional vesting or other rights that he did not have under the Scalable Software Option before such assumption.

     (b) As soon as practicable after the Effective Date, NEON Systems shall deliver to the holders of the Scalable Software Options appropriate agreements evidencing NEON Systems' assumption of such options.

     (c) At the Effective Date, NEON Systems shall assume the Scalable Software Option Plan with such amendments thereto as may be required to reflect the Merger, including, without limitation, the substitution of NEON Systems Common Stock for Scalable Software New Common Stock thereunder. Scalable Software hereby assigns to NEON Systems, and NEON Systems hereby assumes from Scalable Software, in each case effective as of the Effective Date, all Scalable Software's repurchase rights under the Scalable Software Option Plan.

     (d) The Board of Directors of Scalable Software (or a duly appointed committee thereof responsible for the administration of the Scalable Software Option Plan in accordance with the terms of such plan) shall, prior to or as of the Effective Date, take all necessary actions, pursuant to and in accordance with the terms of the Scalable Software Option Plan and the instruments evidencing the Scalable Software Options, to provide (i) for the conversion of the Scalable Software Options into the Assumed Options in accordance with subparagraph (a) above and (ii) that no consent of the holders of the Scalable Software Options is required in connection with such conversions.

     (e) Within 30 days of the Closing, NEON Systems shall deliver to the holders of Scalable Software Options an option agreement duly executed by it for each Assumed Option.

     (e) As soon as practicable following the Effective Date, NEON Systems shall file with the Commission under the Securities Act a registration statement on Form S-8 to register the shares of NEON Systems Common Stock issuable on the exercise of the Assumed Options and thereafter shall maintain the effectiveness of such registration statement under the Securities Act.

     3.6 Scalable Software Warrants. At the Effective Date, automatically and without any action on the part of the holder thereof, each Scalable Software Warrant that remains as of such time unexercised in whole or in part shall be assumed by NEON Systems and become a warrant (an "Assumed Warrant") to purchase that number of shares of NEON Systems Common Stock obtained by multiplying the number of shares of Scalable Software New Common Stock issuable upon the exercise of such Scalable Software Warrant by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such Scalable Software Warrant divided by the Exchange Ratio. If the foregoing calculation results in an Assumed Warrant being exercisable for a fraction of a share of NEON Systems Common Stock, the number of shares of NEON Systems Common Stock subject to such Assumed Warrant shall be rounded down to the nearest whole number of shares, and the total exercise price for such Assumed Warrant shall be reduced by the exercise price of the fractional share.

                                   ARTICLE IV
                     Certain Representations and Warranties
                              of Scalable Software

     Subject to the exceptions contained in the applicable sections of the Disclosure Schedule, Scalable Software represents, warrants and covenants to NEON Systems as follows:

     4.1 Authority, Etc.. Scalable Software has the requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party and to effect the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is or will be a party and the effectuation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Scalable Software and, as of the Closing, will have been duly authorized by the stockholders of Scalable Software. No other corporate act or proceeding on the part of Scalable Software is necessary for the due and valid authorization of this Agreement or the transactions contemplated hereby. This Agreement and each of the other Transaction Documents to which it is or will be a party have been duly executed and delivered by Scalable Software, and constitute the valid and binding obligations of Scalable Software, enforceable against Scalable Software in accordance with their respective terms, except as such enforceability may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditor's rights and remedies generally.

     4.2 Organization, Etc. Scalable Software is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently purports to own, operate or hold under lease. Scalable Software is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary.

     4.3 Capitalization. After giving pro forma effect to the Scalable Software Recapitalization: (i) the authorized capitalization of Scalable Software consists of 25,000,000 shares of Scalable New Common Stock, of which 19,404,307 shares are outstanding as of the date of this Agreement and an additional 3,020,000 shares were reserved for issuance as of the date of this Agreement on the exercise or conversion of the Scalable Software Options and the Scalable Software Warrants; (ii) the Scalable Software Options provide for the issuance by Scalable Software of up to 2,500,000 shares of Scalable Software New Common Stock; (iii) the Scalable Software Warrants provide for the issuance of up to 520,000 shares of Scalable Software New Common Stock; (iv) all of such outstanding shares of Scalable Software New Common Stock will have been validly issued and will be fully paid and nonassessable, and none of those shares were issued in violation of any preemptive rights of any stockholder or, except for such violations as shall have been effectively waived prior to the Closing, in violation of any federal, state or local securities laws. Section 4.3 of the Disclosure Schedule sets forth, after giving pro forma effect to the Scalable Software Recapitalization, a complete list as of the date of this Agreement of
(i) each stockholder of Scalable Software New Common Stock and the number of shares of Scalable Software New Common Stock owned by such stockholder and (ii) all outstanding options, warrants or obligations of any kind to issue any shares of capital stock of Scalable Software, the owners thereof and the amounts owned. Other than as set forth on Section 4.3 of the Disclosure Schedule, there are no outstanding options, warrants, convertible or exchangeable securities or obligations, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which Scalable Software is a party or by which Scalable Software is bound, obligating Scalable Software to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of Scalable Software or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security or obligation, call, right, commitment, preemptive right or agreement. There are no outstanding obligations of Scalable Software to purchase or otherwise acquire any capital stock of Scalable Software.

     4.4 Subsidiaries. Scalable Software has no subsidiaries.

     4.5 No Violation. Except as provided in Section 4.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Scalable Software does not, and the consummation by Scalable Software of the agreements and transactions contemplated by this Agreement and the other Transaction Documents will not, (i) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the incorporation and organizational documents of Scalable Software; (ii) violate any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any Governmental Entity to which Scalable Software is a party or to which Scalable Software or any of its property is subject; or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Scalable Software is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of Scalable Software.

     4.6 Approvals. The execution and delivery of this Agreement and the consummation of the agreements and transactions contemplated by this Agreement and the other Transaction Documents will not require the consent, approval, order or authorization of any Governmental Entity or regulatory authority or any other person under any permit, license, agreement, indenture or other instrument to which Scalable Software is a party or to which any of its properties are subject, and, except for the filing of the certificate of merger necessary to effect the Merger, no declaration, filing or registration with any Governmental Entity or regulatory authority is required by Scalable Software in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of such agreements and transactions.

     4.7 Financial Statements; Absence of Certain Changes.

     (a) Scalable Software has delivered to NEON Systems true and complete copies of the audited balance sheet of Scalable Software as of December 31, 1999, December 31, 2000, and December 31, 2001 and the related statements of operations and cash flows for the period from inception (January 29, 1999) through December 31, 1999, the year ended December 31, 2000, and the year ended December 31, 2001 (collectively, the "Scalable Software Financial Statements").

     (b) The Scalable Software Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except as may be indicated therein or in the notes thereto), from the books and records of Scalable Software and present fairly the financial position of Scalable Software. Section
4.7 of the Disclosure Schedule lists all present liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated or unliquidated or otherwise and whether due or to become due) of Scalable Software which (i) exceed or reasonably could be expected to exceed $10,000 and (ii) either had been incurred prior to September 30, 2001, but are not reflected on the December 31,

2001 balance sheet included in the Scalable Software Financial Statements, or were incurred after December 31, 2001 other than in the ordinary course of business.

     (c) Other than as set forth in Section 4.7 of the Disclosure Schedule, since December 31, 2001 and as of the date of this Agreement, there has not been:

          (i) any adverse change in the condition (financial or otherwise) or in the properties, assets or liabilities or business or prospects of Scalable Software;

          (ii) any change in the accounting methods or practices followed by Scalable Software or change in the depreciation or amortization policies or rates of Scalable Software theretofore adopted;

          (iii) any incurrence of any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due by Scalable Software, other than in the usual and ordinary course of business consistent with past practice;

          (iv) any discharge or satisfaction of any liens or payment of any obligation or liability of Scalable Software, other than in the usual and ordinary course of business consistent with past practice;

          (v) any mortgage, pledge or lien, on any of the assets, tangible or intangible of Scalable Software;

          (vi) any sale, transfer or lease as lessor or sublessor of any assets of Scalable Software, other than in the usual and ordinary course of business;

          (vii) any cancellation, compromise or release of any debt or claim of Scalable Software, other than in the usual and ordinary course of business;

          (viii) any physical damage, restriction or loss (whether or not covered by insurance) which materially adversely affects the properties, business or prospects of Scalable Software;

          (ix) any declaration or payment of any dividends or other distributions with respect to its outstanding capital stock;

          (x) except for (A) the Scalable Software Recapitalization to be effected prior to the Effective Date, (B) any issuance of shares of its capital stock on the exercise or conversion of the Scalable Software Options or the Scalable Software Warrants and (C) the Scalable Software Warrants issued to James R. Woodhill, any issuance by Scalable Software of any shares of its capital stock, or any repurchase or redemption by it of any shares of its capital stock;

          (xi) any merger or consolidation of Scalable Software with any other Person or any acquisition by Scalable Software of the stock or business (including by purchase of all or substantially all of the assets) of any other Person;

          (xii) the execution of any employment, consulting, severance, indemnification or other compensation agreement between Scalable Software and any of its employees, officers or directors or execution of any collective bargaining agreement or incurrence of any other obligation to any labor organization or employee;

          (xiii) any increase in the compensation or benefits of any employee of Scalable Software other than scheduled increases in the ordinary course of business;

          (xiv) any payment by Scalable Software to any director, officer, shareholder, partner or employee, or any Affiliate (other than any NEON Entity) of the foregoing except regular compensation and usual benefits payments consistent with established compensation and incentive plans and the repayment of a loan made to it by James R. Woodhill; or

          (xv) any actual, pending, or to the knowledge of Scalable Software, threatened change that might reasonably be expected to result in a material deterioration in the relationship of Scalable Software with any material customer, supplier, distributor or sales representative thereof.

     4.8 Corporate Action; Charter Documents. Scalable Software has heretofore delivered to NEON Systems true and complete copies of its Charter Documents as in effect on the date hereof. Scalable Software has heretofore delivered to NEON Systems true and complete copies of the minute books and stock records of Scalable Software. Prior to the Closing, Scalable Software will have obtained the requisite approval by written consent of its stockholders of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

     4.9 Litigation. Scalable Software is not subject, and since its inception, Scalable Software has not been subject, to any judicial, governmental or administrative order, judgment, injunction or decree, other than those of general application. Except as set forth on Section 4.9 of the Disclosure Schedule, no suits, actions, audits or proceedings of any character whatsoever are pending, or, to the knowledge of Scalable Software, threatened against Scalable Software or any of its properties, assets or business, and, to the knowledge of Scalable Software, there is no basis for any such actions, audits or proceedings.

     4.10 Compliance with Laws; Environmental Matters.

     (a) The business of Scalable Software is not currently conducted in violation of any law or any ordinance or regulation of any Governmental Entity. Scalable Software has not since its inception conducted its business in violation of any law or any ordinance or regulation of any Governmental Entity. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to Scalable Software is pending or, to the knowledge of Scalable Software, threatened, nor has any Governmental Entity indicated to Scalable Software, to the knowledge of Scalable Software, an intention to conduct the same.

     (b) Except as provided in Section 4.10(b) of the Disclosure Schedule, Scalable Software has all licenses, permits and certifications (federal, state, foreign and local) required by law to conduct its business in the cities, states and countries in which it conducts its business, and such licenses, permits and certifications are in full force and effect. Since its date of organization, Scalable Software has not had any such licenses, permits or certifications suspended or revoked. No proceeding is pending or, to the knowledge of Scalable Software, threatened, seeking the revocation or limitation of any of such licenses, permits and certifications.

     (c) Specifically, without limiting the representations contained in Section 4.10(a) hereof, Scalable Software and its properties are in compliance with all applicable published rules and regulations (and applicable standards and requirements) of the EPA and of all similar national, state and local agencies in which Scalable Software owns assets or conducts business. There is no suit, claim, action or proceeding now pending before any court, governmental agency or board or, to the knowledge of Scalable Software, threatened by any person or entity for noncompliance by Scalable Software (or by any other Person with respect to any of its properties) with any environmental law, rule or regulation. Scalable Software does not have, and its properties are not subject to, any liability, contingent or otherwise, arising out of or resulting from the release, discharge, spillage, storage, burying or other disposal, whether on its own premises or through other persons, of any pollutant, toxic or hazardous material or waste of any kind. There are no citations, fines or penalties heretofore assessed against Scalable Software or with respect to any of its properties under any national, state or local law that remain unpaid, nor has Scalable Software received any notices or any other communications expressly addressed to it from the EPA, the Occupational Safety and Health Administration or any other national, state or local agency or other Governmental Entity with respect to any violations or alleged violations of any national, state or local law or regulation.

     4.11 Title to Tangible Property. Section 4.11 of the Disclosure Schedule identifies all of the rights and interests in leasehold estates used by Scalable Software as of the date hereof. Scalable Software does not own any real property. Scalable Software has valid leasehold estates identified and reflected in Section 4.11 of the Disclosure Schedule and good and valid title to all tangible personalty of any kind or nature purported to be owned or used by Scalable Software in its business, free and clear of all liens, encumbrances or claims whatsoever except for (i) liens, encumbrances, defects or irregularities of title identified in Section 4.11 of the Disclosure Schedule, (ii) liens for non-delinquent ad valorem Taxes and non-delinquent statutory liens arising other than by reason of default and (iii) customary rights of way and easements that may affect the properties identified in Section 4.11 of the Disclosure Schedule and that do not detract from or materially interfere with the present use or value of the properties subject thereto. The tangible property and assets identified in Section 4.11 of the Disclosure Schedule constitute all of the material tangible property and assets (real, personal and fixed) used in or necessary to conduct the business operations of Scalable Software as conducted prior to the date of this Agreement and necessary to enable Scalable Software to carry on such business as presently conducted. Scalable Software does not own or lease any property or asset (i) which is not used in its business and is used by any other Person or (ii) which is used in its business but use of which is made available to other persons for matters unrelated to the business of Scalable Software.

     4.12 Intellectual Property.

     (a) Ownership. Section 4.12(a) of the Disclosure Schedule accurately identifies all software programs currently being marketed by Scalable Software and all software products or programs actively under development by Scalable Software but not currently marketed (collectively, the "Software Programs"). Scalable Software owns full and unencumbered right and good and valid title to
(i) the Software Programs listed in Section 4.12(a) of the Disclosure Schedule and (ii) all patents, trademarks, service marks, trade names, domain names and copyrights (including registrations and applications pertaining thereto and extensions, continuations, renewals or divisions of any such registrations or applications) and all other intellectual property rights, trade secrets, processes, formulas, know-how and other confidential or proprietary information, processes and formulae used in its businesses or otherwise necessary for the conduct of its businesses (the "Intellectual Property"), free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Section 4.12(a) of the Disclosure Schedule contains a complete list of all registered trademarks and service marks, all reserved trade names, all registered copyrights and all filed patent applications and issued patents owned by, assigned to or licensed to Scalable Software.

     (b) Protection. Scalable Software's trade secret protection practices are set forth in Section 4.12(c) of the Disclosure Schedule. To the knowledge of Scalable Software, there has been no violation of such practices by any person or entity that has resulted, or would result, in the loss of protection of any trade secret of Scalable Software.

     (c) Personnel. All personnel who now, or since Scalable Software's inception have been employees, agents, consultants and contractors of Scalable Software, who have contributed to or participated in the conception and development of the Software Programs, technical documentations, or Intellectual Property on behalf of Scalable Software have executed nondisclosure agreements in form provided by Scalable Software and either (i) have been a party to a "work-for-hire" arrangement or agreements with Scalable Software in accordance with applicable national and state law that has accorded Scalable Software full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Scalable Software as assignee that have conveyed to Scalable Software, effective, and exclusive ownership of all tangible and intangible property thereby arising. Section 4.12(c) of the Disclosure Schedule accurately identifies all employees, agents, consultants and contractors that have contributed to or participated in the conception and development of the Software Programs, technical documentations or Intellectual Property on behalf of Scalable Software.

     (d) No Infringement.

          (i) Neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Scalable Software of any Software Program or Intellectual Property, as such Software Program or Intellectual Property, as the case may be, is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (1) infringe on any copyright of any person, (2) to the knowledge of Scalable Software, infringe on any trademark, patent right or other right of any person, (3) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (4) entitle any other person to any interest therein, or right to compensation from Scalable Software, its successors or assigns.

          (ii) Scalable Software has not received any notice of any lawsuit, claim, demand, proceeding, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence.

          (iii) Scalable Software does not know of any infringement, misappropriation or other violation of any Software Programs or Intellectual Property, and no lawsuit, claim, demand, proceeding or investigation brought by Scalable Software with respect to the Software Programs and Intellectual Property is pending against any third party.

     (e) Integrity. Except with respect to demonstration or trial copies, no portion of the Software Programs currently being marketed by Scalable Software contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components intentionally included in the Software Programs by Scalable Software and designed to permit unauthorized access, to disable or erase software, hardware, or data or to perform any other such actions.

     (f) Contract Performance. Scalable Software has observed all material provisions of, and performed all of their material obligations under, the Licenses, including, but not limited to, the performance of its product maintenance obligations. Scalable Software has not taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any material source code, trade secret or other Intellectual Property relating to the Software Programs to be released from an escrow or otherwise made available to any person or entity other than those persons described in Section 4.12(c), dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

     (g) Third-Party Rights-In General. Other than the Licenses and the Marketing Agreements, no person other than Scalable Software has any right or interest of any kind or nature in or with respect to the Software Programs, the Technical Documentation or the Intellectual Property.

     (h) No Royalties. Other than the Licenses and the Marketing Agreements, the sale, license, lease, transfer, use, reproduction or distribution by Scalable Software of any Software Programs does not and will not obligate Scalable Software or its successors or assigns to pay any royalty, fee or other compensation to any other person.

     (i) Third-Party Components in Software Programs. The Software Programs and Technical Documentation contain no programming or materials in which any third party may claim superior, joint or common ownership, including any right or license, and no derivative works of any programming or materials not owned in their entirety by Scalable Software.

     (j) Third-Party Tools. Section 4.12(j) of the Disclosure Schedule contains a complete list of material software libraries, compilers and other third-party software used in the development of the Software Programs. Section 4.12(j) of the Disclosure Schedule lists all license agreements for the use of all such software and, if any such software is not licensed, the basis of the use of such software by Scalable Software. All use of each of such Software Programs by Scalable Software has been in full compliance with the respective license agreement or other rights of use listed in Section 4.12(j) of the Disclosure Schedule.

     4.13 Adequacy of Technical Documentation. The technical documentation of the Software Programs (the "Technical Documentation") includes (i) the source code (with comments) for all such Software Programs, as well as any pertinent comments or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer and (ii) any programs (including compilers), "workbenches," tools and higher level (or "proprietary") languages necessary for the development, maintenance and implementation of such Software Programs.

     4.14 Software Contracts.

     (a) End-User Agreements. Section 4.14(a) of the Disclosure Schedule sets forth a complete list of all licenses and sublicenses of the Software Programs and of all customer trial agreements for such Software Programs granted by Scalable Software to other parties (the "Licenses"). All contracts identified in
Section 4.14(a) of the Disclosure Schedule constitute only end-user agreements, each of which grants the end user thereunder principally the nonexclusive right and license to use an identified Software Program and related user documentation, for internal purposes only and only in the form of software object code. Section 4.14(a) of the Disclosure Schedule sets forth the general product licensing and pricing policies of Scalable Software by categories of Software Programs.

     (b) Marketing Agreements. Section 4.14(b) of the Disclosure Schedule sets forth a complete list of all contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, remarketing, distribution, licensing or promotion of (i) the Software Programs or any Technical Documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor or other remarketer or sales organization or (ii) any third party's software products by Scalable Software (the "Marketing Agreements").

     4.15 Contracts. Section 4.15 of the Disclosure Schedule contains a complete list of all (i) employment contracts of Scalable Software which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits); (ii) leases, sales contracts and other agreements with respect to any property, real or personal, of Scalable Software in excess of $10,000; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $10,000 for one project or set of related projects; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation for the borrowing of money; (v) contracts or agreements providing for any covenant not to compete by or otherwise restricting in any way Scalable Software's engaging in any business activity; (vi) contracts or agreements relating to franchisees, consultancies, professional retentions, agency, sales or distributorship arrangements pertaining to Scalable Software or its products or activities; (vii) contracts relating to the disposal of any pollutant, toxic or hazardous material or waste generated by or relating to Scalable Software or any of its properties; (viii) contracts, agreements, arrangements, understandings or commitments between Scalable Software and any employee, officer, director or stockholder of Scalable Software; (ix) contracts between Scalable Software and any of its customers; and (x) contracts, agreements, arrangements or commitments, other than the foregoing, which are material to the business, assets, earnings, properties, operations or condition, financial or otherwise, of Scalable Software, excluding, in all cases, those contracts listed in Sections 4.14(a) and 4.14(b) of the Disclosure Schedule.

     True and complete copies of all the written documents listed in Section
4.15 of the Disclosure Schedule have been made available to NEON Systems.

     All such agreements, arrangements or commitments purporting to be valid and binding obligations are valid and subsisting, and Scalable Software has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no breach or default thereunder by Scalable Software or, to the knowledge of Scalable Software, any other party thereto has occurred that impairs the ability of Scalable Software to enforce any material rights thereunder.

     To the knowledge of Scalable Software, no customers or suppliers of Scalable Software with which Scalable Software has an ongoing relationship intend to cease purchasing from, selling to, renting from, or dealing with it, and, to such knowledge, no customer or supplier with which Scalable Software has an ongoing relationship intends to decrease in any respect the amount of such purchases, sales or the extent of dealings with Scalable Software or to decrease in any respect such purchases, sales, rentals or dealings in the event of the consummation of the transactions contemplated hereby.

     4.16 Employee and Labor Matters and Plans.

     (a) Section 4.16 of the Disclosure Schedule includes a true and complete list or description of all welfare and pension plans as defined in Sections 3(1) and 3(2) of ERISA and all other pension plans, welfare plans, profit-sharing plans, deferred compensation plans, stock option plans, severance pay plans, bonus plans, incentive compensation plans, employment agreements, change of control agreements and other similar plans, agreements, contracts, policies and arrangements that are currently in effect, or have been approved before the date hereof, for the benefit of directors, officers or employees or former employees (or beneficiaries thereof) of Scalable Software or with respect to which Scalable Software or any Affiliate has any liability, including, without limitation, with respect to any terminated plans, agreements, contracts, policies or arrangements (collectively, the "Plans"). Scalable Software has delivered to NEON Systems, as to each such Plan, a true and complete copy of (i) such Plan, (ii) the most recent annual report (one of the series of Form 5500, including attachments) for each Plan that is required to file that form with the IRS, (iii) each trust agreement and group annuity contract relating thereto,
(iv) the most recent actuarial report or valuation relating thereto that was delivered to Scalable Software by the actuary for all pension plans, (v) the most current summary plan description for each Plan required to have such a description and (vi) the most recent IRS notification, opinion or determination letter, if any, for each Plan that is intended to be qualified under Section 401(a) of the Code. All reports and disclosures relating to such Plans required to be filed prior to the Effective Date with or furnished to Governmental Entities, plan participants or plan beneficiaries have been or will be filed or furnished in accordance with applicable law in a timely manner, and each Plan has been administered in accordance with its governing documents and applicable law.

     (b) Except as set forth in Section 4.16 of the Disclosure Schedule, neither Scalable Software nor any member of a controlled group (with the meaning of Section 414(b), (c), (m) or (o) of the Code) in which Scalable Software is a member prior to the Effective Date: (i) has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or to any employee benefit plan described in Section 501(c)(9) of the Code, or has any actual or potential withdrawal liability (including, without limitation, any contingent liability for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan; (ii) all plans defined in
Section 3(3) of ERISA maintained or contributed to by Scalable Software (hereinafter referred to as "ERISA plan" and collectively as the "ERISA plans") intended to be qualified under Section 401(a) of the Code are so qualified and have received or have filed a timely application for a favorable determination letter from the IRS or are not yet required to have filed such a determination letter; (iii) with respect to the ERISA plans, there has been no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) that will result in any Tax on or liability to Scalable Software; and (iv) Scalable Software has made or will make all required contributions to its Plans required to be made by it prior to the Effective Date or accrued therefor.

     (c) There are no labor disputes or disruptions to which Scalable Software is a party. Scalable Software is not a party to or bound by any contract, agreement or understanding with any labor union. Scalable Software has not received and has no reasonable basis from which to expect to receive notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions. Scalable Software is in compliance with all laws, contracts and agreements relating to employment, employment practices, wages, hours and terms and conditions of employment.

     (d) Except as set forth in Section 4.16 of the Disclosure Schedule, there are no claims, pending or, to Scalable Software's knowledge, threatened, involving any Plans by a current or former employee (or beneficiary thereof) of Scalable Software, other than routine claims for benefits.

     (e) Scalable Software does not provide employee post-retirement medical or health coverage, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable statute.

     (f) There are no suits or claims, pending or, to Scalable Software's knowledge, threatened, that adversely affect or will adversely affect the assets of any employee benefit plan.

     (g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require Scalable Software to make a larger contribution to, or pay greater benefits or provide other rights under, any Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any such Plan.

     (h) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Plans that would be reasonably likely to result in the imposition on Scalable Software of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

     (i) Except as set forth in Section 4.16 of the Disclosure Schedule, each Plan may be unilaterally amended or terminated by Scalable Software at any time in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

     4.17 Insurance Policies. Section 4.17 of the Disclosure Schedule to this Agreement contains a true and complete list of all insurance policies of Scalable Software covering or relating to Scalable Software and its business, properties or assets, any employees or other agents of Scalable Software or any assets of Scalable Software. Each such policy is in full force and effect, and is in an amount, and against such losses and risks, as are generally maintained for comparable business and properties.

     4.18 No Undisclosed Indemnification Liabilities. There are no pending claims for indemnification by any person against Scalable Software under any law or agreement or pursuant to its incorporation and organization documents and, Scalable Software does not know of any existing facts or circumstances that will give rise to such a claim against Scalable Software thereunder.

     4.19 Brokerage Fees. Except as set forth in Section 4.19 of the Disclosure Schedule, Scalable Software has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

     4.20 Miscellaneous Other Information. Section 4.20 of the Disclosure Schedule sets forth the following information:

     (a) the name and current annual salary and benefits of each present officer, employee and agent of Scalable Software, and any employment agreement with respect to each such person, and the name and compensation of each person to whom Scalable Software has paid consulting fees since December 31, 2001; and

     (b) the name of each bank in which Scalable Software has an account or safe deposit box, the number of any such accounts, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto.

     4.21 No Illegal or Improper Transactions. Scalable Software has not, nor has any director, officer or employee of Scalable Software, directly or indirectly used funds or other assets of Scalable Software, or made any promise or undertaking in such regards, for: (i) illegal contributions, gifts, entertainment or other expenses relating to political activity; (ii) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign, (iii) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; (iv) gifts, entertainment or other expenses that jeopardize the normal business relations between Scalable Software and any of its customers; (v) the establishment or maintenance of a secret or unrecorded fund; or (vi) participated in or co-operated with an international boycott as defined in Section 999 of the Code; and there have been no knowingly false or fictitious entries made in the books or records of Scalable Software.

     4.22 Product Liability. Scalable Software has not given or made any warranties to third parties with respect to any products rented or sold by them, except for the warranties imposed by the provisions of the Licenses and applicable commercial codes. Scalable Software has no knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Scalable Software not fully covered by insurance for product liability on account of any express or implied warranty.

     4.23 Transactions with Related Parties. All amounts paid (or deemed for accounting purposes to have been paid) by Scalable Software to, or received by Scalable Software from, any Stockholder or Affiliate of any Stockholder since the beginning of its last fiscal year for products or services (including any charge for administrative, purchasing, financial or other services) have been no more favorable to Scalable Software than those available in arm's-length transactions. No products, services or benefits (excluding employment and/or consulting services for which an employee and/or consultant received customary compensation), including the charge therefor, have been received by Scalable Software from any Stockholder or any Affiliate of any Stockholder since the beginning of its last fiscal year without a corresponding charge equal to the fair market value of such products, services or benefits.

     4.24 Investment Company. Scalable Software is not an "investment company," or "promoter" or "principal underwriter" of an "investment company," as those terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

     4.25 Inapplicability of Certain Statutes. Scalable Software is not subject to any state takeover law that applies to the Merger or any of the other transactions contemplated by this Agreement.

     4.26 No Misleading Statements. This Agreement, the information and schedules referred to herein and the information contained in the Financial Statements that have been furnished to NEON Systems in connection with the transactions contemplated by this Agreement, when taken together, do not include any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                                   Tax Matters

     5.1 Scalable Software Representations Regarding Taxes. Except as set forth in Section 5.1 of the Disclosure Schedule, Scalable Software represents, warrants and covenants to NEON Systems as of the date hereof and at and as of the Closing, as follows:

          (a) (i) all Tax Returns of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to Scalable Software have been or will be duly and timely filed, (ii) such Tax Returns are complete and accurate in all material respects and currently reflect the Tax Liability required to be reported thereon, (iii) all Taxes which have become or will become due prior to the Closing Date will not be overdue on the Closing Date, (iv) all Tax withholding and deposit requirements imposed on or with respect to Scalable Software which Scalable Software is required to satisfy prior to the Closing Date have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge has become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

          (b) Section 5.1 of the Disclosure Schedule lists all foreign, national, state and local income Tax Returns filed with respect to Scalable Software since January 1999. None of such Tax Returns of Scalable Software are now or have been at any time under audit or examination by any foreign, national, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against Scalable Software or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or, to the knowledge of Scalable Software, threatened against Scalable Software with respect to any Tax, or any matters under discussion with any foreign, national, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority.

          (c) No claim has ever been made against Scalable Software by an authority in a jurisdiction where Scalable Software does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

          (d) Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to Scalable Software shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

          (e) Except for statutory liens for Taxes not yet overdue or for Taxes that Scalable Software is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, no liens for Taxes exist upon the assets of Scalable Software.

          (f) Scalable Software has not made an election under Section 341(f) of the Code.

          (g) None of the assets of Scalable Software is held in an arrangement that is classified as a partnership for Tax purposes, and Scalable Software does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), foreign personal holding company (as defined in Section 552 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of Scalable Software.

          (h) None of the assets of Scalable Software is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

          (i) Scalable Software will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

          (j) Scalable Software has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          (k) Prior to and in connection with the Merger, (i) none of the Scalable Software Common Stock or Scalable Software Preferred Stock will be redeemed, (ii) no extraordinary distribution will be made with respect to the Scalable Software Common Stock or Scalable Software Preferred Stock, and (iii) none of the Scalable Software Common Stock or Scalable Software Preferred Stock will be acquired by any person related (as defined in Treas. Reg. (S)1.368-1(e)(3) without regard to Treas. Reg.
     (S)1.368-1(e)(3)(i)(A)) to Scalable Software.

          (l) Except as set forth in Section 15.8, Scalable Software will pay its expenses, if any, incurred in connection with the Merger.

          (m) Scalable Software is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (n) Scalable Software is not an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (o) Scalable Software has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

          (p) At the time of the Merger, the fair market value of the assets of Scalable Software will exceed the sum of its liabilities to which such assets are subject.

     5.2 NEON Systems Representations Regarding Taxes. NEON Systems represents and warrants to Scalable Software as follows:

          (a) NEON Systems has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code. NEON Systems is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (b) In connection with the Merger, none of the Scalable Software Common Stock will be acquired by NEON Systems or a person related (as defined in Treas. Reg. (S)1.368-1(e)(3)) to NEON Systems for consideration other than NEON Systems Common Stock except for any cash received in lieu of fractional share interest in NEON Systems Common Stock.

          (c) Following the Merger, the surviving corporation will continue the historic business of NEON Systems or use a significant portion of its assets in a business, within the meaning of Treas. Reg. (S)1.368-1(d).

          (d) NEON Systems does not own, nor has it owned during the past five years, any shares of stock of Scalable Software.

                                   ARTICLE VI
                         Representations and Warranties
                                 of NEON Systems

     Subject to the exceptions contained in the applicable sections of the Disclosure Schedule, NEON Systems represents and warrants to Scalable Software as follows:

     6.1 Organization, Etc. NEON Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently purports to own, operate or hold under lease.

     6.2 Authority, Etc. NEON Systems has the requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party and to effect the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by NEON Systems of this Agreement and each other Transaction Document to which it is or will be a party and the effectuation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of NEON Systems and no other corporate proceedings on NEON Systems' part are necessary to authorize this Agreement and the transactions contemplated hereby, and this Agreement and each other Transaction Document to which it is or will be a party constitutes the valid and binding obligation of NEON Systems enforceable against it in accordance with their respective terms, except as such enforceability may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditor's rights and remedies generally.

     6.3 Brokerage Fees. Neither NEON Systems nor any of its subsidiaries has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

     6.4 No Violation. The execution, delivery and performance by NEON Systems of this Agreement and each other Transaction Document to which it is or will become a party will not, and the consummation by NEON Systems of the agreements and transactions contemplated by this Agreement will not: (i) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Charter Documents of any NEON Entity; (ii) violate any material permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any Governmental Entity to which any NEON Entity is a party or to which any of its property is subject; or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which any NEON Entity is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any material lien, charge or encumbrance upon any of the assets or properties of any NEON Entity.

     6.5 Approvals. The execution and delivery of this Agreement and the consummation of the agreements and transactions contemplated by this Agreement will not require the consent, approval, order or authorization of any Governmental Entity or regulatory authority or any other person under any permit, license, agreement, indenture or other instrument to which any NEON Entity is a party or to which any of its properties are subject, and no declaration, filing or registration with any Governmental Entity or regulatory authority is required to be made by any NEON Entity in connection with the execution and delivery of this Agreement and the consummation of such agreements and transactions.

     6.6 SEC Documents. Since March 1999, NEON Systems has filed with the Commission all forms, reports, statements and other documents (including all exhibits, amendments and supplements thereto and, collectively, the "SEC Documents") required to be filed by NEON Systems under the Exchange Act, all of which (i) complied in all material respects with the applicable requirements of the Exchange Act and the Commission and (ii) have been made available to Scalable Software and its stockholders.

     6.7 Capitalization. The authorized capitalization of NEON Systems consists of 30,000,000 shares of NEON Systems Common Stock, of which, as of the date of this Agreement, 8,682,691 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding on the date of this Agreement. All the NEON Systems Shares to be issued will, when issued in accordance with this Agreement, have been duly authorized and validly issued in accordance with the DGCL and the Charter Documents of NEON Systems and be fully paid and nonassessable. None of the NEON Systems Shares will, when so issued, have been issued in violation of any preemptive rights of any stockholder. As of December 31, 2001, options to acquire 2,058,932 shares of NEON Systems Common Stock were issued and outstanding and, except for those options and this Agreement, there are no outstanding options, warrants, convertible or exchangeable securities or obligations, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which NEON Systems is a party or by which NEON Systems is bound, obligating NEON Systems to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of NEON Systems or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible or exchangeable security or obligation, call, right, commitment, preemptive right or agreement.

     6.8 Financial Statements; Absence of Certain Changes.

     (a) The consolidated financial statements of NEON Systems and its subsidiaries for the fiscal year ended March 31, 2001 and for the nine months ended December 31, 2001 have been made available to Scalable Software and were prepared in accordance with GAAP, applied on a consistent basis (except as may be indicated therein or in the notes thereto), from the books and records of the NEON Entities and present fairly the consolidated financial position of NEON Systems as of the dates thereof and the consolidated results of operations and consolidated cash flows of NEON Systems for the periods then ended.

     (b) Since December 31, 2001 and as of the date of this Agreement, there has not been:

          (i) any material adverse change in the condition (financial or otherwise), properties, assets or liabilities or business or prospects of the NEON Entities considered as a single enterprise; or

          (ii) any change in the accounting methods or practices followed by NEON Systems or change in the depreciation or amortization policies or rates of NEON Systems theretofore adopted.

     (c) None of the NEON Entities is or has been a debtor in any voluntary or involuntary case under the United States Bankruptcy Code.

     6.9 No Litigation. No litigation is pending or, to the knowledge of NEON Systems, threatened to which NEON Systems is or may become a party which (i) questions or involves the validity or enforceability of NEON Systems under any Transaction Document, (ii) seeks (or reasonably may be expected to seek) (A) to prevent or delay consummation by NEON Systems of the transactions contemplated by this Agreement or (B) damages from NEON Systems in connection with any such consummation.

                                  ARTICLE VII
                     Certain Covenants of Scalable Software

     7.1 Access to Records. Scalable Software and NEON Systems will furnish each other information subject to the provisions of the letter agreement between them that is dated July 17, 2001 and is captioned "Re: Confidentiality Agreement" (the "Confidentiality Agreement"), which shall remain in full force and effect.

     7.2 Litigation and Claims. After the date of this Agreement and prior to the Closing, Scalable Software shall promptly inform NEON Systems in writing of any litigation, or of any claim or controversy or contingent liability that may become the subject of litigation, against Scalable Software or affecting any of its business, properties or assets.

     7.3 Notice of Material Adverse Changes. After the date of this Agreement and prior to the Closing, Scalable Software shall promptly inform NEON Systems in writing upon becoming aware of any change that shall have occurred or shall have been threatened in the financial condition,


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

results of operations, business or assets of Scalable Software that is or will become materially adverse to Scalable Software.

     7.4 Scalable Software Recapitalization. Prior to the Closing Date, Scalable Software will file with the Secretary of State of the State of Delaware an amendment to its certificate of incorporation as in effect on the date of this Agreement which effects the Scalable Software Recapitalization.

     7.5 Principal Stockholders' Voting Agreements. Each of the Principal Stockholders hereby covenants and agrees to vote in favor of the adoption and approval of this Agreement and the Merger.

                                  ARTICLE VIII
                    Conduct of Business by Scalable Software

     Scalable Software and NEON Systems agree (unless NEON Systems shall otherwise consent in writing) that after the date of this Agreement and prior to the Closing:

     8.1 Ordinary Course. Except as provided in this Agreement, Scalable Software shall (i) carry on its business in the usual, regular and ordinary course in a manner consistent with its past practices and in compliance with all applicable laws, rules and regulations and (ii) preserve its business organization, maintain its rights and franchises, keep available the services of its officers and preserve the goodwill and its relationships with customers, suppliers and others having business dealings with them. Scalable Software shall preserve in full force and effect all material leases, operating agreements, permits, licenses, contracts and other material agreements which relate to the business, properties or assets of Scalable Software (other than those expiring by their terms) and perform or cause to be performed all of its material obligations in or under any of such leases, agreements and contracts relating to such assets.

     8.2 Dividends; Changes in Stock. Except for the Scalable Software Recapitalization, Scalable Software shall not (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, (iii) purchase, redeem or otherwise acquire any shares of its capital stock, or (iv) take any preliminary action with respect to the foregoing.

     8.3 Issuance of Securities. Except for the Scalable Software Recapitalization, the issuance of Scalable Software Preferred Stock, Scalable Software Common Stock or Scalable Software New Common Stock on the exercise or conversion of Scalable Software Options and Scalable Software Warrants, the issuance of Scalable Software Warrants to James R. Woodhill and the conversion of the Scalable Software Preferred Stock, Scalable Software shall not issue any equity securities that are not convertible into or exchangeable for Scalable Software New Common Stock.

     8.4 Governing Documents; Inconsistent Agreements. Except to effect the Scalable Software Recapitalization or as disclosed in Section 8.4 of the Disclosure Schedule, Scalable Software shall not amend its Certificate of Incorporation or Bylaws or enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

     8.5 Indebtedness. Except for indebtedness incurred or debt securities issued in accordance with Section 2.7, Scalable Software shall not incur any indebtedness for borrowed money, or guarantee any such indebtedness or issue or sell any debt securities of Scalable Software or guarantee any debt securities of others, or, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement, including the retention of advisors and professionals, (i) incur any account payable or any liability or obligation for Taxes or (ii) enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing.

     8.6 Employees; Employee Contracts and Benefit Plans. Except as contemplated by Section 3.5, Scalable Software shall not adopt or amend any compensation or employee benefit plan or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Scalable Software that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder. Scalable Software shall not grant any increase in compensation to any of its non-executive officer or sales employees, or pay any bonus, which would cause such employee's annual compensation to exceed the compensation range as set forth in Section 8.6 of the Disclosure Schedule, as indicated. Scalable Software shall not (i) grant any increase in compensation to any of its executive officers or (ii) make more materially favorable (to the employee) any of its variable compensation plans for its executive officers. Neither Scalable Software nor any plan (including welfare and pension plans defined by Sections 3(1) and 3(2) of ERISA, if applicable), and any trust created thereunder, shall (i) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which is not exempt under Section 4975 of the Code or Section 408 of ERISA, (ii) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, (iii) terminate any plan in a manner that could result in the imposition of a lien on any property of Scalable Software pursuant to Section 4068 of ERISA, or (iv) take any action that could adversely affect the qualification of any plan or its compliance with the applicable requirements of ERISA or other applicable law or that might result in any "reportable event" (as such term is defined in Section 4043(c) of ERISA). Scalable Software shall file, on a timely basis, all reports and forms required by regulations of any Governmental Entity with respect to any employee benefit plan or agreement described in any schedule hereto. Without the consent of NEON Systems, Scalable Software shall not terminate any employee other than for cause in accordance with its established policies.

     8.7 Prohibited Dispositions. Other than sales and transfers of products in the ordinary course of business and consistent with present practice, and other than those contemplated sales and transfers reflected in the annual budget of Scalable Software which has been delivered to NEON Systems or as otherwise agreed to by NEON Systems (collectively, the "Approved Budget"), Scalable Software shall not sell, lease or otherwise dispose of, or become obligated to sell, lease or otherwise dispose of, any of its assets having a book or market value in excess of $10,000 in the aggregate or that are otherwise material, individually or in the aggregate, to the business, results of operations, financial condition or assets of Scalable Software.

     8.8 Lines of Business and Capital Expenditures. Scalable Software shall not: (i) enter into any new lines of business; (ii) incur or commit to any capital expenditures or obligations or liabilities in connection therewith, other than capital expenditures, obligations or liabilities reflected in the Approved Budget or, if not so reflected, that, on a basis after giving effect to such acquisition or expenditure, individually or in the aggregate taken with all other such expenditures obligations or liabilities not so reflected, exceeds $10,000; (iii) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing any assets of, or in any manner, any person in a transaction that would be material to Scalable Software; or (iv) otherwise, except as to the acquisition of materials and supplies for its products and activities in the ordinary course of business, acquire or agree to acquire any assets for a total consideration that, on a basis after giving effect to such acquisition or expenditure, individually or in the aggregate taken with all other such expenditures, obligations or liabilities, exceeds $10,000.

     8.9 Accounting Methods, Etc. Scalable Software shall not change its methods of accounting or tax elections in effect as of the date of this Agreement, or change materially any of its methods of accounting or tax elections for federal or state income Tax purposes from those employed in the preparation of the federal and state income Tax Returns of Scalable Software for the taxable year ended December 31, 2000, except as required by changes in law.

     8.10 Software Programs. Scalable Software shall use its best efforts to prevent any material adverse effect upon the Software Programs or the Intellectual Property.

     8.11 Related Party Transactions. Scalable Software shall not enter into any transaction with any stockholder or Affiliates of any stockholder for products or services (including any charge for administrative, purchasing, financial or other services) that are less favorable to Scalable Software than those available in arm's-length transactions.

                                   ARTICLE IX
                                Mutual Covenants

     9.1 Regulatory Filing; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, following the exercise of the Option, Scalable Software and NEON Systems shall use their respective reasonable best efforts to
(i) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

     Scalable Software and NEON Systems shall promptly file such materials as are required with respect to the transactions contemplated hereby and shall cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings. Without limiting the generality of the foregoing, Scalable Software and NEON Systems agree to (i) promptly provide all information requested by any governmental entity in connection with the Merger or any of the other transactions contemplated by this Agreement; (ii) give the other party prompt notice of the commencement of any investigation, action or legal proceeding by or before any governmental entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (iii) keep the other party informed as to the status of any such investigation, action or legal proceeding; and (iv) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental entity regarding the Merger. Scalable Software and NEON Systems will consult and cooperate with the other party and will consider in good faith the views of the other party in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any investigation, action or legal proceeding under or relating to any federal or state or foreign antitrust, competition or fair trade law. In addition, except as may be prohibited by any governmental entity or by any law, rule or regulation, in connection with any investigation, action or legal proceeding under or relating to any federal or state or foreign antitrust, competition or fair trade law or any other similar investigation, action or legal proceeding, Scalable Software and NEON Systems will permit authorized representatives of the other party to be present at each meeting or conference relating to any such investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such investigation, action or legal proceeding.

     9.2 NEON Stockholders' Meeting; Proxy Statement.

     (a) Following the exercise of the Option, NEON Systems shall take all action reasonably necessary in accordance with the DGCL and its Charter Documents to convene a meeting of its stockholders (the "NEON Systems Stockholders Meeting") to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. This Agreement and the transactions contemplated hereby shall be approved by the Required Vote. Subject to its fiduciary duties, the Board of Directors of NEON Systems (i) shall recommend at such meeting that the stockholders of NEON Systems vote to adopt and approve this Agreement and the transactions contemplated hereby; (ii) shall use its best efforts to solicit from NEON Systems stockholders proxies in favor of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

     (b) Following the exercise of the Option, Scalable Software shall cooperate with NEON Systems in the preparation of a proxy statement (the "Proxy Statement"), and shall provide to NEON Systems any information (including financial statements) reasonably requested by NEON Systems in connection with the preparation of the Proxy Statement and the filing of the Proxy Statement with Securities and Exchange Commission for the purpose of soliciting the approval of the stockholders at the NEON Systems Stockholders Meeting. Such information provided by Scalable Software will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Scalable Software will advise NEON Systems promptly in writing if prior to the Closing Date it should obtain knowledge of any facts that would make it necessary to amend the Proxy Statement in order to render the statements therein not misleading or to comply with applicable law.

     9.3 Tax Treatment. All parties intend the Merger to be a tax-free reorganization within the meaning of Section 368(a) of the Code, and agree to use their respective reasonable best efforts to take all action required or appropriate to facilitate such tax treatment.

     9.4 Further Assurances. After the date of this Agreement and prior to the Closing Scalable Software will, and after the date of this Agreement and prior to and following the Closing, NEON Systems will cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     9.5 Satisfaction of Conditions Precedent. Following the exercise of the Option, NEON Systems will use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Section 10.1(b) through (e) or Section 10.3; Scalable Software will use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Sections 10.1(b) through (e) and 10.2; and NEON Systems and Scalable Software will each use their reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part, respectively, in order to effect the transactions contemplated hereby.

     9.6 401(k) Plan Benefits. After the Effective Date of the Merger, NEON Systems shall provide, or cause to be provided to, the employees of Scalable Software an employer matching contribution formula under a 401(k) plan that is at least as favorable as that provided under the Scalable Software, Inc. 401(k) Plan immediately prior to the Closing. However, nothing herein shall prevent NEON Systems from changing such contribution formula after the transition period provided by Section 410(b)(6)(C) of the Code, provided that the employer contribution formula thereafter applicable to the employees of Scalable Solutions is not less favorable than that applicable to the employees of NEON Systems.

                                   ARTICLE X
                            Conditions of the Closing

     10.1 Conditions to All Parties' Obligations. The obligations of all the parties to this Agreement to consummate the transactions described in this Agreement shall be subject to the fulfillment of the following conditions:

          (a) NEON Systems shall have exercised the Option.

          (b) As of the Closing, no temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction, no order, decree, restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the transactions described in this Agreement shall be in effect.

          (c) As of the Closing, the permits, approvals, filings and consents required to be obtained or made prior to the consummation of the transactions described in this Agreement under applicable federal laws of the United States or applicable laws of any foreign jurisdiction or state having jurisdiction over the transactions described in this Agreement shall have been obtained or made, as the case may be, and all such regulatory approvals shall be in full force and effect.

          (d) The Required Vote of NEON Systems' stockholders shall have been obtained at the NEON Stockholders Meeting in accordance with applicable laws and regulatory requirements.

          (e) The parties to the Escrow Agreement shall have duly executed and delivered such agreement.


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

     10.2 Conditions to the Obligations of NEON Systems to Close. The obligations of NEON Systems under this Agreement to consummate the transactions described in this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived by NEON Systems in writing; provided, however, NEON Systems' election to proceed with the Closing of the transactions contemplated herein shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to NEON Systems or existing on the Closing Date.

          (a) The representations and warranties of Scalable Software shall be true and correct in all material respects as of the date when made and as of the Closing.

          (b) Scalable Software shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by it prior to or at the Closing.

          (c) Scalable Software shall have effected the Scalable Software Recapitalization.

          (d) There shall not have occurred any material adverse change in the business or prospects of Scalable Software, other than the personnel changes identified on Section 10.2 of the Disclosure Schedule.

          (e) The Special Committee shall not have withdrawn its approval of the Merger.

          (f) Certain key employees of Scalable Software identified by NEON Systems in writing prior to the date of this Agreement shall have entered into two-year non-competition and non-solicitation agreements with NEON Systems, which agreements shall be in form and substance acceptable to NEON Systems.

          (g) The holders of no more than 10% of the shares of Scalable Software New Common Stock shall have delivered to Scalable Software a written demand for the appraisal of their shares of Scalable Software New Common Stock.

          (h) NEON Systems shall have received a letter (the "Stockholder Letter"), in the form attached hereto as Exhibit C, from a number of stockholders of Scalable Software such that the aggregate number of stockholders who either (i) return the Stockholder Letter but are not accredited investors or (ii) do not return the Stockholder Letter, is less than 35.

     10.3 Conditions to the Obligations of Scalable Software to Close. The obligations of Scalable Software under this Agreement to consummate the transactions described in this Agreement are subject to the fulfillment of the following conditions at or prior to the Closing or, if an earlier date is expressly provided below, at or prior to such earlier date, of the following conditions, any of which may be waived by Scalable Software in writing; provided, however, Scalable Software's election to proceed with the Closing of the transactions contemplated herein shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to Scalable Software or existing on the Closing Date.

          (a) NEON Systems shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.


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

          (b) NEON Systems shall have duly executed and delivered the Registration Rights Agreement a form of which is attached hereto as Exhibit D.

                                   ARTICLE XI
                                   Termination

     11.1 Termination. This Agreement may be terminated prior to the Closing:

          (a) by mutual consent of the parties to this Agreement;

          (b) by either NEON Systems or Scalable Software if:

               (i) the Option has not been exercised prior to the expiration of the Option Term;

               (ii) the Closing shall not have occurred on or before 180 days from the date of the exercise of the Option by NEON Systems, or such later date as the parties may agree in writing; provided, however, that such 180-day period may be extended if additional time is need as a result of the time take to receive clearance from the Securities and Exchange Commission; or

               (iii) the Required Vote is not received at the NEON Systems Stockholders Meeting;

          (c) by NEON Systems if (i) since the date of this Agreement there has been a material adverse change in the business, operations or financial condition of Scalable Software or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by Scalable Software which breach has not been cured within ten business days following receipt by Scalable Software of notice of such breach; or

          (d) by Scalable Software if NEON Systems becomes a debtor in any voluntary or involuntary case under the United States Bankruptcy Code.

     11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1 hereof, this Agreement shall, except as provided herein, forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of NEON Systems, Scalable Software or the Principal Stockholders, except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder.

                                  ARTICLE XII
                    Survival of Representations, Warranties,
                            Covenants and Agreements

     All statements of fact contained in any written statement (including financial statements), certificate, instrument or document delivered by or on behalf of Scalable Software pursuant to this Agreement shall be deemed representations and warranties of Scalable Software. The several representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of one year from the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article XIII or Article XIV hereof may be made thereon) if a written notice asserting the claim shall have been given within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. The agreements and covenants set forth herein shall survive without limitation. All representations, warranties, covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of either of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

                                  ARTICLE XIII
   Indemnification by Scalable Software and the Scalable Software Stockholders

     13.1 Indemnification by Scalable Software and the Scalable Software Stockholders.

     (a) Subject to the terms and conditions of this Article XIII, Scalable Software and each stockholder of Scalable Software, (each, an "Indemnitor") shall indemnify, defend and hold harmless NEON Systems and its respective directors, officers, employees and controlled and controlling persons (each, an "Indemnitee") from and against all Losses asserted against, imposed upon, or incurred by, paid or suffered by any Indemnitee, directly or indirectly, by reason of, arising out of, or resulting from the inaccuracy or breach of any representation or warranty of Scalable Software contained in or made pursuant to this Agreement.

     (b) No Indemnitee will be entitled to, and shall not seek, indemnification from any Indemnitor pursuant to this Article XIII on the basis of any representation and warranty of Scalable Software unless such Indemnitee shall have delivered to the Escrow Representative prior to the first anniversary of the Effective Date a written claim for such indemnification based on such representation and warranty (an "Indemnification Claim"). Any Indemnification Claim so delivered prior to such first anniversary shall remain enforceable under this Article XIII notwithstanding that it may not be resolved prior to such first anniversary.

     (c) Except as set forth in Section 13.6, the aggregate liability of the Indemnitors under this Section 13.1 shall be limited to the Escrow Stock, and the only recourse of the Indemnitees to such indemnification shall be the Escrow Stock under the terms of the Escrow Agreement.

     (d) Notwithstanding Section 13.1(a), no Indemnitee shall be entitled to make any Indemnification Claim against any Indemnitor unless and until the aggregate amount of all Losses in respect of which all Indemnitees shall have made Indemnification Claims timely under Section 13.1(b) exceeds $100,000 and, in such event, only to the extent that such aggregate amount exceeds $100,000.

     13.2 Procedures for Indemnification.

     (a) An Indemnification Claim must specify in reasonable detail the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as hereinafter defined), contain (by attachment or otherwise) such other information as the Indemnitee making such Indemnification Claim shall have concerning such Third Party Claim.

     (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 13.3 shall be observed by the Indemnitee and the Escrow Representative.

     (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Escrow Representative shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Escrow Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Escrow Representative and the dispute is not resolved by such Indemnitee and the Escrow Representative within such 30-day period, such dispute shall be resolved by arbitration as provided in Section 13.7.

     (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Escrow Representative and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitee may set off the amount of such Indemnification Claim against the Escrow Stock in accordance with the Escrow Agreement within 10 days of the date such amount is determined.

     13.3 Third Party Claims. The obligations and liabilities of the parties hereunder with respect to any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a party or its business or assets, or this Agreement or the transactions contemplated hereby, in each case that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in Losses for which such Indemnitee is entitled to indemnification pursuant to Section 13.1 (each a "Third Party Claim") shall be subject to the following provisions of this Section 13.3.

     (a) The Indemnitee shall give the Escrow Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Escrow Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Escrow Representative of such claim shall not relieve the Indemnitors of any liability that they may have with respect to such claim except to the extent the Escrow Representative demonstrates that the defense of such claim is materially prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Escrow Representative shall be an acknowledgement of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder, unless the Indemnitor give written notice to the Indemnitee within 30 days after receipt of the Indemnitee's notice that it disputes its liability to Indemnitee with respect to such Third Party Claim notwithstanding its assumption of the defense thereof. If the Indemnitee desires to participate in, but not control, any such defense,


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

     compromise and settlement, it may do so at its sole cost and expense. If, however, the Escrow Representative fails or refuses to undertake the defense of such Third Party Claim within 30 days after written notice of such claim has been given to the Escrow Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, be deemed to have made an Indemnification Claim as specified in this Section 13.3 which is not a Third Party Claim for the purposes of the procedures set forth herein.

          (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could reasonably have a material adverse effect on the financial condition, business, assets, results of operations or prospects of the Indemnitee, the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Escrow Representative, and the reasonable fees, costs and expenses of any attorney representing the Indemnitee in connection therewith, together with the reasonable fees, costs and expenses of any consultant, accountant or other party retained by such Indemnitee in connection with the aforementioned defense, compromise and settlement, shall be paid by the Indemnitors and all other Losses paid, suffered or incurred by the Indemnitee resulting from, based upon or arising out of such Third Party Claim shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee shall elect to exercise such right, the Escrow Representative shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under Section 13.1 shall be made without the prior written consent by or on behalf of the Escrow Representative, which consent shall not be unreasonably withheld or delayed. Consent shall be deemed to have been given where the Escrow Representative has not responded within 30 business days of notice of a proposed settlement. If the Escrow Representative assumes the defense of such Third Party Claim, (i) no compromise or settlement thereof may be effected by the Escrow Representative without the Indemnitee's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnitee, (B) the sole relief provided is damages that are paid in full by the Indemnitors with Escrow Stock, and (C) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (ii) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives or each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

     13.4 Subrogation. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

     13.5 Escrow Representative.

     (a) The Escrow Representative shall act as the true and lawful attorney-in-fact to act for and on behalf of the Indemnitors in all matters relating to or arising out of this Article XIII and the liability or asserted liability for such Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the liability of such Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the liability of such Indemnitor, or the amount of such liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such Indemnitor or refusing to accept the same, settling and compromising the Losses for such Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the Escrow Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the Indemnitor, such Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the Escrow Representative taken and done pursuant to the authority herein granted.

     (b) The Escrow Representative shall assume no responsibility or liability whatsoever to any person other than to act in good faith on behalf of the Indemnitors under this Agreement. Each of NEON Systems and Scalable Software hereby agrees, and each Indemnitor, by such Indemnitor's receipt of any of the Merger Consideration, will be deemed to have agreed (each of NEON Systems, Scalable Software and such Indemnitor, a "Representative Indemnifying Party"), to indemnify the Escrow Representative for and to hold the Escrow Representative harmless against any losses, claims, damages or liabilities incurred on his part arising out of or in connection with his acting as the Escrow Representative pursuant hereto, as well as any legal or other expenses reasonably incurred in connection with investigating and defending any such loss, claim, damage or liability as such expenses are incurred, except to the extent any such loss, claim, damage or liability is due to the gross negligence or willful misconduct of the Escrow Representative. Each of the Representative Indemnifying Parties agrees that the Escrow Representative may consult with counsel of his own choice, and the Escrow Representative shall have full and complete authorization and protection for any action taken or suffered by the Escrow Representative hereunder in good faith and in accordance with the opinion or advice of such counsel. Each of the Representative Indemnifying Parties understands and agrees that the provisions of this Section 13.5(b) provide for indemnification by the Representative Indemnifying Parties of the Escrow Representative for the negligence of the Escrow Representative.

     (c) NEON Systems and Scalable Software shall pay all the costs and expenses incurred by the Representative Indemnifying Parties under Section 13.5(b) and shall be entitled to reimbursement of one-half of such costs and expenses out of, but only out of, the Escrow Stock, which shall be the only recourse of NEON Systems and Scalable Software.

     13.6 Remedies Partially Exclusive. The remedies this Article XIII provide to NEON Systems and the other Indemnitees shall be their sole and exclusive remedies against each Indemnitor other than the Principal Stockholders, but otherwise such remedies will not be exclusive of any rights or remedies available to any party hereto, either at law or in equity.

     13.7 Arbitration. If a party makes a good faith determination that a breach (or potential breach) of this Agreement by the other party may result in damages or consequences that will be immediate, severe, and incapable of adequate redress after the fact, so that a temporary restraining order or other immediate injunctive relief is necessary for a realistic and adequate remedy, that party may seek immediate injunctive relief without first seeking relief through arbitration. After the court has ruled on the request for injunctive relief, the parties will thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-13. The parties hereto agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Courts for the Southern District of Texas shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, however, that the arbitrator shall not have the power to award punitive damages under any circumstances (whether styled as punitive, exemplary, or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under applicable law, the parties hereby waiving their rights to recover any such damages. The arbitrator shall award costs and reasonable attorney's fees as it deems just and equitable. Any arbitration shall be held in Houston, Texas, for any claim brought by any party under this Agreement. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. With respect to any request for immediate injunctive relief, the state and federal courts in Houston, Texas, shall have nonexclusive jurisdiction and venue over any such disputes.


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

                                  ARTICLE XIV
                         Indemnification by NEON Systems

     14.1 Indemnification by NEON Systems.

     (a) For a period of six years after the Effective Date, NEON Systems shall indemnify and hold harmless, and provide advancement of expenses to individuals who at any time prior to the Effective Date were directors or officers of Scalable Software to the same extent such individuals are indemnified or have the right to advancement of expenses pursuant to the provisions with respect to indemnification, exculpation and advancement of expenses set forth in the Charter Documents of Scalable Software as in effect on the date of this Agreement in respect of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement), unless such modification is required by law.

     (b) From and after the Effective Date, NEON Systems shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer or director of Scalable Software (the "Covered Parties") against all losses, claims, damages, costs, expenses (including any Indemnification Claim or Third Party Claim and reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation (each, a "Proceeding") based in whole or in part on or arising in whole or in part out of the fact that such person was a director or officer of Scalable Software ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case to the full extent that NEON Systems is permitted under applicable law to so indemnify; provided, however, that any rights of the Covered Parties to indemnification under this Section 14.1 shall not affect their indemnification obligations under
Article XIII. In the event any such Proceeding is brought against any Covered Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the vigorous defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying party to assume and control the defense of such Proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such Proceeding, and the indemnifying party shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying party to represent such Covered Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such Proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying party, or
(iii) the indemnifying party shall not have employed counsel satisfactory to such Covered Party, in the exercise of the Covered Party's reasonable judgment, to represent such Covered Party within a reasonable time after notice of the institution of such Proceeding. The indemnifying party shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably


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

withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party and the settlement discharges all rights against Covered Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Covered Party wishing to claim indemnification under this Section 14.1(b), on learning of any such Proceeding, shall promptly notify NEON Systems and Scalable Software (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 14.1(b) except to the extent such failure materially prejudices such indemnifying party), and shall deliver to NEON Systems and Scalable Software all undertakings required under applicable law. The Covered Parties as a group will be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. The rights to indemnification under this Section 14.1(b) shall continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     (c) In the event that NEON Systems or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of NEON Systems shall succeed to the obligations set forth in this Section 14.1.

                                   ARTICLE XV
                               General Provisions

     15.1 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, following the exercise of the Option, each of the parties hereto agrees, subject to applicable laws, to use reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Scalable Software shall use its respective reasonable best efforts to obtain and make all consents, approvals, assurances and filings of or with third parties and Governmental Entities necessary or, in the opinion of Scalable Software or NEON Systems, advisable for the consummation of the transactions contemplated by this Agreement.

     15.2 Assignment. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder to any other Person.

     15.3 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) contains the entire agreement among the parties hereto with respect to the transactions described in this Agreement and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto (other than non-signing stockholders of Scalable Software) any rights or remedies hereunder except as provided in Sections 3.5, 3.6 and 9.6 and Articles XIII and XIV.


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

     15.4 Announcements. None of the parties shall without the approval of NEON Systems and Scalable Software, make any press release or other public announcement concerning any of the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law or by obligations pursuant to any listing agreement with or rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded, in which case the other parties shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

     15.5 Notices. All notices or other communications hereunder shall be in writing or sent by facsimile transmission and shall be deemed to have been duly given upon receipt, addressed as follows:

     If to NEON Systems, to:

        NEON Systems, Inc.
        14100 Southwest Freeway, Suite 500
        Sugar Land, Texas  77478
        Attention:  Wayne E. Webb, General Counsel

     If to Scalable Software, to:

        Scalable Software, Inc.
        720 North Post Oak Road

        Suite 500
        Houston, Texas  77024
        Attention:  Louis R. Woodhill, President and Chief Executive Officer

     Any party may change its address for notice by giving notice thereof under this Section 15.5.

     15.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.7 Governing Law; Interpretation; Section Headings. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to or application of any conflicts of laws principles. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way. The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all the parties hereto.


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

     15.8 Expenses. Except as provided otherwise in this Section 15.8 and Articles XIII and XIV, each party to this Agreement agrees that it shall be liable for all expenses that it has incurred or will incur in connection with the negotiation, preparation and compliance with this Agreement, including, without limitation, all legal and accounting fees and expenses. Upon Closing, NEON Systems shall assume all reasonable expenses of Scalable Software incurred in connection with the Merger.

     15.9 Waivers; Amendments. The parties may, by mutual written agreement, extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive such other party's performance of any of the obligations set out in this Agreement or amend this Agreement. Any agreement on the part of any party hereto for any such extension, waiver or amendment shall be validly and sufficiently authorized for the purposes of this Agreement if it is signed, if given by NEON Systems or Scalable Software, by a duly authorized officer or representative of NEON Systems or Scalable Software, respectively.

     15.10 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been written so as to be enforceable to the greatest extent legally possible.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                               NEON SYSTEMS, INC.

                               By:
                                  ---------------------------------------
                                  Name:
                                  Title:

                               SCALABLE SOFTWARE, INC.

                               By:
                                  ---------------------------------------
                                  Name:
                                  Title:

                               PRINCIPAL STOCKHOLDERS

                               ------------------------------------------
                               LOUIS R. WOODHILL


                               ------------------------------------------
                               JAMES R. WOODHILL


                               ------------------------------------------
                               JOHN J. MOORES

                               JMI, INC.


                               By:
                                  ---------------------------------------
                                  Name:
                                  Title:

                               JMI EQUITY FUND IV, L.P.

                               By:
                                  ---------------------------------------
                                  Name:    Charles E. Noell III
                                  Title:   General Partner

                              JMI EQUITY FUND IV (A1), L.P.

                              By:
                                 ----------------------------------------
                                 Name:    Charles E. Noell III
                                 Title:   General Partner

                               JMI EURO EQUITY FUND IV, L.P.

                               By:
                                  ---------------------------------------
                                  Name:    Charles E. Noell III
                                  Title:   General Partner


                               JMI EQUITY SIDE FUND, L.P.

                               By:
                                  ---------------------------------------
                                  Name:    Charles E. Noell III
                                  Title:   General Partner



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